COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS STRATEGIC INCOME FUND AND THE MERRILL
LYNCH DOMESTIC MASTER INDEX

EXHIBIT A:

                   MERRILL LYNCH         DREYFUS
                     DOMESTIC           STRATEGIC
 PERIOD               MASTER             INCOME
                      INDEX *             FUND

10/31/87                   10,000             10,000
10/31/88                   11,142             11,671
10/31/89                   12,443             13,240
10/31/90                   13,235             13,415
10/31/91                   15,316             15,955
10/31/92                   16,872             17,972
10/31/93                   18,899             21,195
10/31/94                   18,216             19,617
10/31/95                   21,093             23,065
10/31/96                   22,299             24,741
10/31/97                   24,304             27,697


* Source: Merrill Lynch, Pierce, Fenner and Smith Inc.